UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: December 11, 2012
(Date of earliest event reported)
AKAMAI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware     0-27275     04-3432319
(State or Other Jurisdiction of Incorporation) (Commission File Number) (IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices)     (Zip Code)
Registrant's telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 11, 2012, the Board of Directors (the “Board”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) took several actions relating to the leadership of the Company.

The Board elected F. Thomson Leighton, 56, to the position of President and Chief Executive Officer of the Company effective January 1, 2013. Dr. Leighton will continue to serve as a member of the Board. Dr. Leighton, a co-founder of the Company, has served as Akamai's Chief Scientist and as a director since August 1998. Dr. Leighton has also been a professor of Mathematics at the Massachusetts Institute of Technology since 1982; however, he will take a leave of absence upon assumption of his new position at Akamai. Dr. Leighton will initially continue to receive his current annual salary of $20,000, which has represented his annual compensation since 2002. The Compensation Committee of the Board is expected to review Dr. Leighton's compensation arrangements as part of its annual review of compensation for all executives in January 2013.

The Board accepted the previously-announced resignation of Paul Sagan as President and Chief Executive Officer effective as of January 1, 2013. Mr. Sagan will continue to serve as a member of the Board and as Senior Advisor to the Company.

The Board also approved promotions for the following individuals by electing them to the respective positions reflected below effective as of January 1, 2013:

Robert Hughes        President, Worldwide Operations
Rick McConnell    President, Products and Development
Robert Blumofe        EVP, Platform
Melanie Haratunian    EVP, General Counsel and Corporate Secretary

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 17, 2012            AKAMAI TECHNOLOGIES, INC.
/s/ Melanie Haratunian

Melanie Haratunian
SVP, General Counsel and Corporate Secretary